                                                                     Exhibit 2.1

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                       STOCK PURCHASE AND SALE AGREEMENT

                            dated as of May 30, 1996

                                  by and among

                           SUNGARD DATA SYSTEMS INC.,

                        NATIONAL COMPUTER SYSTEMS, INC.

                                      and

                               NCS HOLDINGS, INC.


================================================================================

                               TABLE OF CONTENTS


ARTICLE I--SALE OF SHARES, CLOSING AND DEFINITIONS..................................... 1
    1.01   Purchase and Sale........................................................... 1
    1.02   Purchase Price.............................................................. 1
    1.03   The Closing................................................................. 1
    1.04   Agreement with Respect to Section 338(h)(10) Election....................... 2
    1.05   Definitions................................................................. 2


ARTICLE II--REPRESENTATIONS AND WARRANTIES OF PARENT................................... 6
    2.01   Incorporation and Corporate Power........................................... 6
    2.02   Execution, Delivery; Valid and Binding Agreements........................... 6
    2.03   No Conflict................................................................. 6
    2.04   Governmental Authorities; Consents.......................................... 7
    2.05   Subsidiaries................................................................ 7
    2.06   Common Stock and Securities; Corporate Records.............................. 7
    2.07   Financial Statements........................................................ 8
    2.08   No Material Adverse Effect.................................................. 9
    2.09   Real Properties............................................................. 9
    2.10   Tax Matters................................................................. 9
    2.11   Contracts and Commitments.................................................  10
    2.12   Intellectual Property Rights..............................................  12
    2.13   Litigation................................................................  12
    2.14   Employee Benefit Plans....................................................  13
    2.15   Compliance with Laws......................................................  13
    2.16   Brokerage.................................................................  13
    2.17   Insurance.................................................................  14
    2.18   Other Disclosure..........................................................  14


ARTICLE III--REPRESENTATIONS AND WARRANTIES OF BUYER.................................  14
    3.01   Incorporation and Corporate Power.......................................... 14
    3.02   Execution, Delivery; Valid and Binding Agreement........................... 14
    3.03   No Conflict................................................................ 14
    3.04   Governmental Bodies; Consents.............................................. 15
    3.05   Brokerage.................................................................. 15
    3.06   Investment Representations................................................. 15
    3.07   Financing.................................................................. 15

ARTICLE IV--COVENANTS OF PARENT....................................................... 15
    4.01   Conduct of the Business.................................................... 15
    4.02   Access to Books and Records................................................ 16
    4.03   HSR Filing................................................................. 17
    4.04   Conditions................................................................. 17

ARTICLE V--COVENANTS OF BUYER......................................................... 17
    5.01   HSR Filing................................................................. 17
    5.02   Conditions................................................................. 17


ARTICLE VI--CONDITIONS TO CLOSING..................................................... 17
    6.01   Conditions to Buyer's Obligation........................................... 17
    6.02   Conditions to Seller's and Parent's Obligation............................. 20


ARTICLE VII--TERMINATION.............................................................. 21
    7.01   Termination................................................................ 21
    7.02   Effect of Termination...................................................... 21
    7.03   Earnest Money Payment...................................................... 21

ARTICLE VIII--ADDITIONAL AGREEMENTS................................................... 22
    8.01   Tax Matters................................................................ 22
    8.02   Employees and Employee Benefit Matters..................................... 23
    8.03   Insurance.................................................................. 25
    8.04   Cash Management............................................................ 25
    8.05   Names...................................................................... 25
    8.06   Other Transition Matters................................................... 26
    8.07   Books and Records.......................................................... 26
    8.08   Confidentiality............................................................ 27
    8.09   Additional Consents........................................................ 27
    8.10   Further Assurances......................................................... 27

ARTICLE IX--SURVIVAL; INDEMNIFICATION................................................. 28
    9.01   Survival of Representations and Warranties................................. 28
    9.02   Indemnification by Parent.................................................. 28
    9.03   Indemnification by Buyer................................................... 29
    9.04   Method of Asserting Claims................................................. 29


ARTICLE X--MISCELLANEOUS.............................................................. 30
    10.01  Press Releases and Announcements........................................... 30
    10.02  Expenses................................................................... 30
    10.03  Amendment and Waiver....................................................... 30
    10.04  Notices.................................................................... 31
    10.05  Assignment................................................................. 31
    10.06  Severability............................................................... 31
    10.07  Complete Agreement......................................................... 32
    10.08  Counterparts............................................................... 32
    10.09  Governing Law; Venue....................................................... 32
    10.10  Effect of Headings......................................................... 32


                       STOCK PURCHASE AND SALE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 30, 1996, is made and entered into by and among SunGard Data Systems Inc., a Delaware corporation ("Buyer"), National Computer Systems, Inc., a Minnesota corporation ("Parent"), and NCS Holdings, Inc., a Minnesota corporation and wholly-owned subsidiary of Parent ("Seller").

     WHEREAS, Seller owns 1,000 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of NCS Financial Systems, Inc., a Minnesota corporation (the "Company"), and the Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Parent and Seller hereby agree as follows:


                                   ARTICLE I

                    SALE OF SHARES, CLOSING AND DEFINITIONS

          1.01 Purchase and Sale.  Seller agrees to sell to Buyer, and Buyer
               -----------------
agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing (as defined in Section1.03) on the terms and subject to the conditions set forth in this Agreement.

          1.02 Purchase Price. In consideration of the transfer to Buyer of the
               --------------
Shares, Buyer will pay to Seller on the Closing Date (as defined in Section 1.03) the total amount of Ninety-Five Million Dollars ($95,000,000) (the "Purchase Price") in cash, less the Deposit Amount (as defined in Section1.05).

          1.03 The Closing.
               -----------

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, 220South Sixth Street, Minneapolis, Minnesota, at 9:00 a.m. on July 1, 1996 (the "Closing Date"), or at such other place and later date promptly following satisfaction or waiver of the closing conditions set forth in Article VI mutually agreeable to Buyer and Seller.

          (b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following "Closing Transactions" on the Closing
Date:

          (i) Seller will assign and transfer to Buyer good and valid title in and to the Shares, free and clear of all Liens (as defined in Section 1.05), by delivering to Buyer a stock certificate or certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers;

          (ii) Buyer shall pay the Purchase Price, less the Deposit Amount, to Seller by wire transfer of immediately available funds to an account designated by Seller to Buyer prior to the Closing; and

          (iii) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article VI and such other documents as are reasonably requested by the other party or parties to fully consummate the transactions contemplated by this Agreement.

          1.04 Agreement with Respect to Section 338(h)(10) Election.   Buyer
               -----------------------------------------------------
and Parent agree to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and the treasury regulations promulgated thereunder (the "Treasury Regulations") in form and substance satisfactory to Buyer and Parent, with respect to the Company, and to file such election in the manner required by applicable Treasury Regulations. Prior to the Closing Date, Buyer and Parent shall agree on a list of assets to which the modified "aggregate deemed sale price" (as defined in the Treasury Regulations) of the assets of the Company shall be allocated. Such allocation shall be determined by the parties, after taking into account the applicable Treasury Regulations and the fair market value of such assets. Buyer shall prepare for filing all of the tax returns, information returns and statements ("Reports") that may be required by Section 338(h)(10) of the Code. At least 10 days prior to filing such Reports, Buyer shall deliver drafts thereof to Parent for Parent's review and comment thereon. Buyer and Parent shall file all other returns and tax information on a basis that is consistent with such Reports prepared by Buyer. Buyer and Parent shall jointly comply with the requirements under any applicable state and local law so that the joint election under Section338(h)(10) of the Code is also valid and effective for purposes of such state and local law.

          1.05 Definitions.  The terms defined in this Section 1.05 shall have
               -----------
the meanings herein specified for all purposes of this Agreement.

          "Agreement" is defined in the introductory paragraphs.

          "Annual Financial Statements" is defined in Section 2.07.

          "Basket Amount" is defined in Section 9.02(b).

           "Business" means the business of developing, selling, licensing and supporting systems for asset and investment management reporting and recordkeeping primarily for bank trust departments and other organizations with trust powers (including applications for personal trust, corporate trust and private banking), which business (i) is currently conducted by the Company, the Financial Systems division of the Parent and NCS-IPB and (ii) is more fully described as Parent's Financial Systems segment in Parent's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 ("the Form 10-K Report").

           "Buyer" is defined in the introductory paragraphs.

           "Buyer Indemnified Parties" is defined in Section 9.02(a).

           "Buyer Losses" is defined in Section 9.02(a).

           "Cap Amount" is defined in Section 9.02(b).

           "Claim" is defined in Section 9.04(a).

           "Closing" is defined in Section 1.03.

           "Closing Date" is defined in Section 1.03.

           "Closing Transactions" is defined in Section 1.03(b).

           "Code" is defined in Section 1.04.

           "Common Stock" is defined in the introductory paragraphs.

           "Company" is defined in the introductory paragraphs.

           "Confidentiality Agreement" means the confidentiality agreement by and between Buyer and Parent dated February 27, 1996.

           "Deposit Amount" means (a) the Earnest Money Payment plus (b) the total amount of interest earned by Parent from its investment of the Earnest Money Payment in a commercially available money market account of the type typically invested in by Parent during the period beginning on the date that the Earnest Money Payment is available for investment through the date prior to the Closing Date, or the date prior to payment of the Deposit Amount pursuant to
Section 7.03 in the event of termination of this Agreement, as the case may be.

           "Disclosure Schedule" is defined in Article II.

           "Earnest Money Payment" is defined in Section 7.03.

           "Employees" means all of the employees of the Parent, the Company and NCS-IPB employed primarily in the Business, including all such employees who may be on leave or disability as of the Closing Date.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "Form 10-K Report" is defined in the definition of "Business" in this
Section 1.05.

           "GAAP" is defined in Section 2.07.

           "Governmental Body" means any federal, state or local governmental authority or regulatory body.

           "HSR Act" is defined in Section 2.04.

           "Indemnified Party" is defined in Section 9.04.

           "Intellectual Property Rights" means all rights to any trademark, trademark application, service mark, service mark application, patent, patent application, copyright, copyright application, legally protectable design or formula or invention, logo, trade name, brand name, product name or trade secret.

           "Knowledge" means with respect to those certain representations and warranties set forth in Article II that are based upon the knowledge of Parent, the actual knowledge of the elected officers of Parent, Seller and the Company, and James Afdahl (Corporate Controller of Parent), Carl W. Genk (President of Parent's Financial Systems division), Michael R. Cox (Director of Product Management of Parent's Financial Systems division), Stephen J. Smith (Vice President and General Manager of Parent's Financial Systems division), Marilyn Mcluckie (Vice President and General Manager Series 7 of Parent's Financial Systems division), Frederick C. Aumann, III (Vice President and General Manager Series 11 of Parent's Financial Systems division) and Harold C. Finders (Managing Director of NCS-IPB).

           "Latest Balance Sheet" is defined in Section 2.07.

           "Latest Financial Statements" is defined in Section 2.07.

           Leases" is defined in Section 2.09.

           "Lien" means any security interest, pledge, mortgage, claim, lien or encumbrance.

           "Material Adverse Effect" means (a) a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole, (b) the creation of any Lien upon the Shares, (c) any event or action that would give any person or entity other than Buyer any equity interest in the Business after the Closing or (d) any event or action that would prohibit or materially restrict the transactions contemplated by this Agreement.

           "NCS Indemnified Parties" is defined in Section 9.03(a).

           "NCS-IPB" means NCS-IPB SA, a Swiss corporation.

           "NCS Losses" is defined in Section 9.03(a).

           "Notifying Party" is defined in Section 9.04.

           "Parent" is defined in the introductory paragraphs.

           "Plans" is defined in Section 2.14.

           "Purchase Price" is defined in Section 1.02.

           "Reports" is defined in Section 1.04.

           "Requirements of Laws" means any laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

           "Returns" is defined in Section 2.10(a).

           "Securities Act" means the Securities Act of 1933, as amended from time to time.

           "Seller" is defined in the introductory paragraphs.

           "Shares" is defined in the introductory paragraphs.

           "Software" means any computer program, operating system, application system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, and documentation therefor, whether in machine-readable form, programming language or other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

           "Taxes" is defined in Section 2.10(b).

           "Treasury Regulations" is defined in Section 1.04.

                                 ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Parent hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Parent to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule (i) sets forth the exceptions to the representations and warranties contained in this Article II and (ii) identifies by section number the representations and warranties to which such exceptions principally apply):

          2.01  Incorporation and Corporate Power.  Each of Seller and Parent is
                ---------------------------------
a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller is a wholly-owned subsidiary of Parent. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, and each of Parent and the Company has the corporate power and authority to own and operate its properties and to carry on its business as now conducted. The copies of the Company's articles of incorporation and bylaws which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in all jurisdictions in which the failure to do so would or could reasonably be expected to result in a Material Adverse Effect. The jurisdictions where the Company is qualified to do business as a foreign corporation are listed in the Disclosure Schedule. The Disclosure Schedule sets forth a list of all corporate, fictitious and other names under which the Business has been conducted at any time since January 1, 1991.

          2.02  Execution, Delivery; Valid and Binding Agreements.  The
                -------------------------------------------------
execution, delivery and performance of this Agreement by Seller and Parent and the consummation of the transactions contemplated to be performed by Seller and Parent hereby have been duly and validly authorized by all requisite corporate action of Seller and Parent. This Agreement has been duly executed and delivered by Seller and Parent and constitutes a valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms.

          2.03  No Conflict.  The execution, delivery and performance of this
                -----------
Agreement by Seller and Parent and the consummation by Seller and Parent of the transactions contemplated hereby, do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration under or result in any Lien upon any of the Shares under the provisions of the articles of incorporation or bylaws of Seller or Parent or the articles of incorporation or bylaws of the Company or NCS-IPB or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller, Parent, the Company or NCS-IPB is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Seller, Parent, the Company or NCS-IPB is subject, in each case the result of which would or could reasonably be expected to have a Material Adverse Effect.

          2.04  Governmental Authorities; Consents.  Except for the applicable
                ----------------------------------
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and federal securities laws, neither Seller, Parent, the Company nor NCS-IPB is required to submit any notice, report or other filing to or with any Governmental Body in connection with the execution or delivery by Seller and Parent of this Agreement or the consummation of the transactions contemplated hereby, except where failure to so submit such notice, report or other filing would not or could not reasonably be expected to result in a Material Adverse Effect. No consent, approval or authorization of any Governmental Body or any other person or entity is required to be obtained by Seller, by Parent, by the Company or by NCS-IPB in connection with Seller's and Parent's execution, delivery and performance of this Agreement or the transactions contemplated hereby, except where failure to so obtain such consent, approval or authorization would not or could not reasonably be expected to result in a Material Adverse Effect.

          2.05  Subsidiaries.  Except as otherwise set forth in the Disclosure
                ------------
Schedule, the Company does not own any stock, partnership interest, joint venture interest or any other ownership interest issued by any other corporation, organization or entity. All issued and outstanding shares of capital stock of any entity set forth in the Disclosure Schedule are owned by the Company, either directly or through one or more other subsidiaries, free and clear of all Liens. NCS-IPB is duly organized and validly existing as a corporation under the laws of Switzerland, is qualified to do business in Luxembourg and has no locations or employees in any other jurisdictions.

          2.06   Common Stock and Securities; Corporate Records.  The authorized
                 ----------------------------------------------
capital stock of the Company consists of 100,000 shares of Common Stock, of which 1,000 shares are issued and outstanding, all of which are owned beneficially and of record by Seller, free and clear of any Liens. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity or debt securities authorized, issued or outstanding. The Company is not a party to or bound by any agreements which provide for the sale or issuance of capital stock by the Company, and the Company has not granted any outstanding rights, subscriptions, warrants, options or conversion rights to purchase or otherwise acquire from the Company any shares of capital stock or other debt or equity securities of the Company. Copies of the contents of the Company's minute books and stock books have been made available to Buyer. To the knowledge of Parent, the minute books of the Company contain true and correct minutes of all meetings and consents in lieu of meetings of the Board of Directors and of the shareholders of the Company since the time of its incorporation. The

Disclosure Schedule sets forth a list of all bank and other financial and investment accounts and all safes and lock boxes of the Company or NCS-IPB, and the names of all officers or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

          2.07  Financial Statements.  Parent has delivered to Buyer copies of
                --------------------
(a)the unaudited balance sheet, as of April 30, 1996, of the Business (the "Latest Balance Sheet") and the unaudited statement of earnings of the Business for the 3-month period ended April 30, 1996 (such statement and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements"), and (b)the unaudited balance sheets, as of January 31, 1996 and January 31, 1995, of the Business and the unaudited statement of earnings of the Business for each of the years ended January 31, 1996 and January 31, 1995 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Business (which books and records are and have been properly maintained to facilitate the preparation of financial statements in accordance with United States generally accepted accounting principles ("GAAP")) and fairly present, in all material respects, the financial condition of the Business as of the dates thereof and the results of operations for the Business for the periods indicated therein. The Latest Financial Statements and the Annual Financial Statements have been prepared in accordance with GAAP consistently applied, except that they (i) do not contain all required footnotes, (ii) may not contain prior period comparative data and, as to the Latest Financial Statements, year end adjustments, (iii) do not include any current or deferred income tax assets or liabilities and (iv) do not include certain other disclosures that may be required to be presented under GAAP. To the extent that any such disclosures, in the form of footnotes or otherwise, are omitted from the Latest Financial Statements and Annual Financial Statements and are not otherwise included in the Disclosure Schedules, such omission does not cause the representation that the financial statements fairly present, in all material respects, the financial condition of the Business as of the dates thereof and the results of operations for the Business for the periods indicated therein, to be untrue. The Parent, NCS-IPB or the Company has good and valid title to all of the assets of the Business, free and clear of any material Liens other than those reflected in the Latest Financial Statements, disclosed in the Disclosure Schedule or arising out of customer and related transactions that have arisen after the date of the Latest Financial Statements in the ordinary course of business, and except for any assets that are licensed or leased from third parties, and effective on or prior to the Closing, all such assets of the Business held in the name of Parent shall have been transferred to the Company. The Business has no material obligations, fixed or contingent, that are not reflected or described in the Latest Financial Statements or disclosed in the Disclosure Schedule, except for obligations arising out of customer and related transactions that have arisen after the date of the Latest Financial Statement in the ordinary course of business.

          2.08  No Material Adverse Effect.  Since the date of the Latest
                --------------------------
Balance Sheet, there has been no Material Adverse Effect, and the Business has been conducted in the ordinary course of business consistent in all material respects with past practices.

          2.09  Real Properties. Parent, NCS-IPB and the Company do not own any
                ---------------
real property primarily used or occupied by the Business. The real property demised by the leases described in the Disclosure Schedule (the "Leases") constitutes all of the real property primarily used or occupied by the Business. To the Knowledge of Parent, as of the date of this Agreement, the Leases are in full force and effect, and Parent, the Company or NCS-IPB holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. To the Knowledge of Parent, none of Parent, NCS-IPB, the Company or the landlord is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases. To the Knowledge of Parent, no occupancy, maintenance or use of the leased premises is in breach or violation of any applicable contract or Requirement of Laws, and no notice from any lessor, Governmental Body or other person or entity has been received by Parent, the Company or NCS-IPB or served upon any of the leased premises claiming any breach or violation of any applicable contract or Requirement of Laws. To the Knowledge of Parent, there are not any hazardous substances on or under any such leased premises.

           2.10    Tax Matters.
                   -----------

           (a) Parent, NCS-IPB or the Company has (i) properly prepared and timely filed (or has had properly prepared and timely filed on behalf of the Business) all returns, declarations, reports, estimates, information returns and statements, including those filed on a consolidated or unitary basis with Parent with respect to the Business ("Returns"), required to be filed or sent prior to the Closing Date in respect of any Taxes payable by Parent, NCS-IPB or the Company or required to be filed or sent by any taxing authority having jurisdiction over Parent, NCS-IPB or the Company; and (ii) timely and properly paid (or has had timely and properly paid on behalf of the Business) prior to the Closing Date all Taxes shown to be due and payable on such Returns. No deficiency for any Taxes has been asserted or assessed against Parent, NCS-IPB or the Company with respect to the Business that has not been resolved and paid in full. The Disclosure Schedule sets forth all tax years of Parent, NCS-IPB or the Company that have been audited or are currently under audit with respect to the Business, any filings currently in effect that extend the deadline for the filing of any Returns by Parent, NCS-IPB or the Company, and any agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against Parent, NCS-IPB or the Company with respect to the Business. Parent, NCS-IPB or the Company has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required to be withheld for Taxes with respect to the Business and has timely paid (or has had timely paid on its behalf) prior to the Closing Date such Taxes to the proper taxing authorities.

          (b) For purposes of this Agreement, "Taxes" means any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, value added, retirement or other tax, or any foreign, federal, state or local organization fee, qualification fee, annual report fee, occupation fee, assessment, sewer rent or other fee or charge in the nature of a tax, or any interest or penalty thereon.

          2.11  Contracts and Commitments.  (a) The Disclosure Schedule lists
                 -------------------------
the following written agreements relating to the operation of the Business to which the Company, NCS-IPB or Parent is a party or by which it is bound and which are currently in effect:

          (i) customer agreements, including agreements relating to the license of software and the purchase and/or lease of computer hardware from the Business by the end user customer;

          (ii) agreements under which the Business has assigned the rights to payments under certain of the agreements listed above to any person or entity;

          (iii) reseller agreements entered into for the resale of computer hardware;

          (iv) agreements for the employment in the Business of any officer, individual employee or other person on an employment, independent contractor or consulting basis or relating to severance pay or severance benefits for any such person;

          (v) agreements relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Business;

          (vi) guarantees of any obligation entered into by the Company or NCS-IPB;

          (vii) each lease, license or agreement relating to the Business under which Parent, the Company or NCS-IPB is lessee of, or holds or operates any property, real or personal, or any Software or Intellectual Property Rights owned by any other party, for which the annual payment exceeds $50,000 or the total commitment exceeds $200,000;

          (viii) each lease, license or agreement (excluding any customer agreements) relating to the Business under which Parent, the Company or NCS-IPB is lessor or licensor of, or permits any other person to hold or operate, any property, real or personal, or any Software or Intellectual Property Rights for which the annual payment exceeds $50,000 or the total commitment exceeds $200,000;

          (ix) agreements for the distribution of the products of the Business (including any distributor, sales and original equipment manufacturer contract);

          (x) agreements or commitments for capital or other expenditures in excess of $200,000;

          (xi) agreements for the sale of any capital or other assets in excess of $200,000;

          (xii) agreements under which any material product line, business line, or subsidiary of the Business was acquired at any time since January 1, 1991, or earlier if any material part of such agreement continues in effect; or

          (xiii) any other agreements which, to Parent's Knowledge, are material to the Business.

          (b) To the Parent's Knowledge, Parent, NCS-IPB or the Company, as the case may be, and the other party or parties thereto have performed all obligations required to be performed by it in connection with the contracts or commitments disclosed in the Disclosure Schedule, except where the failure to perform such obligations would not and could not reasonably be expected to have a Material Adverse Effect, and Parent, NCS-IPB and the Company are not in receipt of any written claim of material default under any contract or commitment disclosed in the Disclosure Schedule.

          (c) Copies of each agreement referred to in the Disclosure Schedule have been made available to Buyer.

          (d) There are no currently outstanding written proposals or offers submitted by the Business (other than such proposals or offers made in the ordinary course of business relating to customer or related transactions) to any person or entity which, if accepted, would result in a legally binding contract of the type required to be disclosed under Section 2.11(a). To the Knowledge of Parent, the Company has no material oral contracts or currently outstanding oral proposals or offers submitted by the Company (other than such proposals or offers made in the ordinary course of business relating to customer or related transactions) to any person or entity which, if accepted, would result in a legally binding contract of the type required to be disclosed under Section 2.11(a). To the Knowledge of Parent, there are no written contracts between Parent, NCS-IPB or the Company and any of their affiliates relating primarily to the Business, or between the Company (or any of its affiliates) and any current or former shareholder, director, officer or employee, of the Company or any of its affiliates or predecessors relating primarily to the Business.

          2.12 Intellectual Property Rights.  The Disclosure Schedule describes
               ----------------------------
the trademark and service mark registrations, trademark and service mark applications, unregistered trademarks and service marks, patents, patent applications, copyright registrations and copyright applications that are used in the conduct of the Business and are material to the Business, and the product name of the software products licensed, maintained or under development by the Business that are material to the Business. Parent, NCS-IPB or the Company owns and possesses all right, title and interest in, or holds a valid license (pursuant to license agreements identified in the Disclosure Schedule or falling below the required thresholds in the Disclosure Schedule) to, the Intellectual Property Rights and the Software set forth in the Disclosure Schedule, except where the failure to own or possess such right would not or could not reasonably be expected to result in a Material Adverse Effect. Parent, the Company and NCS-IPB have not received any written notice of any infringement, misappropriation or violation by the Business of any Software or Intellectual Property Rights of any other person or entity, and, to the Knowledge of Parent, no such infringement, misappropriation or violation has occurred. To the Knowledge of Parent, no person or entity has infringed or misappropriated any Software or Intellectual Property Rights set forth in the Disclosure Schedule. To the Knowledge of Parent, Parent, NCS-IPB or the Company has the right, free and clear of any material Liens, to use, modify, create derivative works for and otherwise exploit all of the Software and Intellectual Property Rights described in the Disclosure Schedule, other than the Software and Intellectual Property Rights identified in the Disclosure Schedule as being licensed or otherwise subject to third party rights pursuant to an agreement and other than such Software and Intellectual Property Rights licensed or otherwise subject to third party rights pursuant to an agreement that falls below the required thresholds in the Disclosure Schedule. As to the Software and Intellectual Property Rights licensed or otherwise subject to third party rights pursuant to an agreement, Parent, NCS-IPB or the Company has the rights stated in the applicable license or agreement. Notwithstanding the foregoing, the preceding two sentences shall not be construed as a representation or warranty that Parent, NCS-IPB or the Company has any rights greater than are available under applicable laws and regulations. Parent has used reasonable measures to maintain its proprietary Software as trade secrets of the Business and has a general practice of imposing reasonable confidentiality restrictions on its customers, employees and contractors.

          2.13 Litigation.  There are no actions, suits, proceedings,
               ----------
injunctions, judgments, orders, decrees or rulings pending against the Company or NCS-IPB or affecting the Business or, to the Knowledge of Parent, threatened against the Company or NCS-IPB or affecting the Business, and, in both instances, which would, if finally determined adversely to the Company or NCS-IPB or the Business, have a Material Adverse Effect.

          2.14 Employee Benefit Plans.  The Disclosure Schedule sets forth a
               ----------------------
list of all of the Employees whose annual compensation exceeds $50,000, including names, positions and current compensation. Parent, the Company and NCS-IPB have no union or collective bargaining contract in effect or being negotiated that relates to or affects the Employees. All employee benefit plans (as defined in Section 3(3) of ERISA) and any other benefit or welfare plan, trust agreement or arrangement including, without limitation, any bonus, vacation, severance, group insurance, hospitalization, deferred compensation, pension, profit-sharing, payroll savings, retirement, death benefit, stock option, equity award or fringe benefit plan, which the Company or Parent maintains or to which the Company or Parent contributes for the benefit of the Employees, former employees or retired employees of the Business (collectively, the "Plans") comply in all respects with the requirements of ERISA and the Code, except for such failures to comply which could not reasonably be expected to have a Material Adverse Effect. The Plans are listed in the Disclosure Schedule and copies or descriptions of the Plans have been made available to Buyer.
Section 2.14 of the Disclosure Schedule identifies all bonus arrangements with the Employees entered into by Parent, NCS-IPB or the Company in connection with the transactions contemplated by this Agreement. There would not be and could not reasonably be expected to be a Material Adverse Effect on the Company under Title IV of ERISA if any Plan were terminated as of the Closing Date, and the Company does not have, has not incurred and will not incur any withdrawal liability to any multiemployer plan under ERISA (as amended by the Multiemployer Pension Plan Amendments Act of 1980). Except as set forth in the Disclosure Schedule, no event has occurred or will occur which will result in liability to the Company in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) established, maintained or contributed to, currently or previously, by the Company or any other entity which, together with the Company, constitute elements of a controlled group of corporations (within the meaning of Section 414(b) of the Code), or a group or trades or businesses under common control (within the meaning of Section 414(c) of the Code or Section 4001 of ERISA), or an affiliated service group (within the meaning of Section 414(m) of the Code), or another arrangement covered by Section 414(o) of the Code.

          2.15 Compliance with Laws.  The Company is not in violation of or
               --------------------
default under any Requirement of Laws applicable to it, the effect of which, individually or in the aggregate with other such violations or defaults, would or could reasonably be expected to have a Material Adverse Effect.

          2.16 Brokerage.  No third party shall be entitled to receive any
               ---------
brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, Parent or the Company, other than the fees and expenses of Smith Barney, Inc., which will be paid by Parent.

          2.17 Insurance.  The insurance policies (excluding group insurance
               ---------
policies disclosed under Section 2.14) maintained by or for the benefit of the Business are believed by Parent to be reasonably adequate for the business engaged in by the Business, and none of Parent, NCS-IPB or the Company has received any notice of cancellation with respect to any such insurance policies.

          2.18 Other Disclosure. As of the date of filing with the Securities
               ----------------
and Exchange Commission, the Form 10-K Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The business segment information regarding the Business set forth in the Form 10-K Report sets forth in all material respects the information required by the applicable provisions of Regulation S-X and Regulation S-K under the Securities Exchange Act of 1934, as amended. To the Knowledge of Parent, there is no fact that currently has or currently could reasonably be expected to have a Material Adverse Effect that has not been disclosed to Buyer in this Agreement, the Latest Financial Statements, the Annual Financial Statements or the Disclosure Schedule.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller and Parent that:

          3.01 Incorporation and Corporate Power.  Buyer is a corporation duly
               ---------------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          3.02 Execution, Delivery; Valid and Binding Agreement.  The execution,
               ------------------------------------------------
delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated to be performed by Buyer hereby have been duly and validly authorized by all requisite corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          3.03 No Conflict.  The execution, delivery and performance of this
               -----------
Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under or result in a violation of the provisions of the articles of incorporation or bylaws of Buyer or any indenture, mortgage, lease, loan agreement (except as disclosed by Buyer in Schedule 3.03) or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

          3.04 Governmental Bodies; Consents.  Except for the applicable
               -----------------------------
requirements of the HSR Act and federal securities laws, Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          3.05 Brokerage.  No third party shall be entitled to receive any
               ---------
brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

          3.06 Investment Representations.  The Shares are being purchased for
               --------------------------
Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

          3.07 Financing.  As of the date hereof, Buyer has the ability to and
               ---------
intends to finance the aggregate of the Purchase Price with cash on hand (meaning those assets designated on Buyer's balance sheet as cash and equivalents and short-term investments) and will not take any action which would impair its ability to finance the Purchase Price.


                                  ARTICLE IV

                              COVENANTS OF PARENT
                              -------------------

          4.01 Conduct of the Business.  From the date hereof until the Closing
               -----------------------
Date, Parent shall consult with appropriate representatives of Buyer, as reasonably requested by Buyer, on a regular basis to report on the general status of ongoing operations of the Business, and Parent shall inform Buyer of new facts or developments that are material to the Business. Parent agrees to observe, with respect to the Business, and to cause the Company and NCS-IPB to observe each term set forth in this Section 4.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

          (a) The Business shall be conducted only in the ordinary course of business consistent in all material respects with past practices. Without limiting the generality of the foregoing, the accounts receivable of the Business shall be collected and the accounts payable of the Business shall be paid only in the ordinary course of business consistent with past practices. Parent shall use commercially reasonable efforts to preserve the Business' organization and relationships intact;

          (b) Parent, the Company and NCS-IPB shall not, directly or indirectly, do or permit to occur any of the following: (i)issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, debt or equity securities of the Company or NCS-IPB,
(ii)sell, pledge, dispose of or encumber any assets of the Business, except in the ordinary course of business consistent in all material respects with past practices; (iii)amend or propose to amend the articles of incorporation or bylaws of the Company or NCS-IPB; (iv)split, combine or reclassify any outstanding shares of capital stock of the Company or NCS-IPB, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of common stock of the Company or NCS-IPB;
(v)redeem, purchase or acquire or offer to acquire any shares of common stock or other securities of the Company or NCS-IPB; (vi)have the Company or NCS-IPB acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof relating primarily to the Business; (vii) change or adopt any employee benefit plan (except as set forth in the Disclosure Schedule); and (viii)incur any obligation, make any loan, or enter into any contract, commitment or transaction, all relating primarily to the Business (other than contracts, commitments or transactions with customers or related transactions and except as set forth on the Disclosure Schedule) whether or not in the ordinary course of business, involving an amount exceeding $200,000 in any single case; or (ix) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section4.01(b); and

          (c) Parent shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

          4.02 Access to Books and Records.  Between the date hereof and the
               ---------------------------
Closing Date, Parent shall and shall cause the Company and NCS-IPB to afford to Buyer and its authorized representatives access at reasonable times and upon reasonable notice to the offices, properties, books, records, selected officers and selected employees of the Business, and shall deliver to Buyer copies of the Business' monthly financial statements (prepared in their customary manner and form) promptly after they are prepared in the ordinary course of business, and such other documents reasonably requested by Buyer. Parent shall include Buyer (at its address set forth in Section 10.04) on Parent's mailing list of persons who are sent copies of Parent's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

          4.03 HSR Filing.  As promptly as practicable after the execution of
               ----------
this Agreement, Parent shall make or cause to be made its filings under the HSR Act regarding the transfer of the Shares and shall provide a copy thereof to Buyer. Parent will coordinate and cooperate with Buyer in exchanging such information, and will provide such reasonable assistance as Buyer may request, in connection with the filings by Buyer and Parent under the HSR Act and under federal securities laws.

          4.04 Conditions.  Parent shall use its good faith efforts to cause the
               ----------
conditions set forth in Section6.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the
satisfaction thereof.   Parent shall promptly notify Buyer if, to the Knowledge
of Parent, any such condition becomes impossible to be satisfied. Parent shall promptly advise Buyer of the receipt of any bona fide proposal received by Parent, NCS-IPB or the Company after the date of this Agreement from a party other than Buyer regarding such party's interest in acquiring the Business or a material part thereof.


                                   ARTICLE V

                               COVENANTS OF BUYER
                               ------------------

          Buyer covenants and agrees with Seller and Parent as follows:

          5.01 HSR Filing.  As promptly as practicable after the execution of
               ----------
this Agreement, Buyer shall make its filing under the HSR Act regarding the purchase of the Shares and shall provide a copy thereof to Parent. Buyer will coordinate and cooperate with Parent in exchanging such information, and will provide such reasonable assistance as Parent may request, in connection with the filings by Buyer and Parent under the HSR Act and under federal securities laws.

          5.02 Conditions.  Buyer shall use its good faith efforts to cause the
               ----------
conditions set forth in Section6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Buyer shall promptly notify Parent if, to the knowledge of Buyer, any such condition becomes impossible to be satisfied.


                                   ARTICLE VI

                             CONDITIONS TO CLOSING
                             ---------------------

          6.01 Conditions to Buyer's Obligation.  The obligation of Buyer to
               --------------------------------
consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

          (a) The representations and warranties set forth in ArticleII (without regard to any knowledge qualification, materiality threshold or reference to Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date as though then made (provided that those representations or warranties made as of a specified date shall only need to have been true on and as of such date), except for any inaccuracies which, individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect; and there shall not have been any Material Adverse Effect; provided, however, that there shall be deemed not to be a Material Adverse Effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which the Company operates or the result of the announcement of the transactions contemplated by this Agreement;

          (b) Seller and Parent shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing;

          (c) The applicable waiting periods under the HSR Act shall have expired or been terminated, and no Governmental Body shall have taken or threatened in writing any action to require any party to divest itself of any assets in order to consummate the transactions contemplated by this Agreement;

          (d) No action, suit, or proceeding brought by a Governmental Body or other person or entity that is not frivolous shall be pending before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator having jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or require any party to this Agreement to pay material damages as a result of such consummation, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Material Adverse Effect, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect; and

          (e) On the Closing Date, Seller and Parent shall have delivered to Buyer all of the following:

          (i) certificate of the President or a Vice President of Parent, dated the Closing Date, stating that the conditions set forth in subsections (a) and (b) above have been satisfied;

          (ii) the stock certificate or certificates representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power, and the stock certificate(s) representing the Company's ownership of NCS-IPB;

          (iii) the Company's and NCS-IPB's minute books, stock transfer records, corporate seal and other materials related to the Company's and NCS-IPB's corporate administration;

          (iv) resignations (effective as of the Closing Date) from such of the Company's and NCS-IPB's officers and directors as Buyer shall have requested prior to the Closing Date;

          (v) a copy of the articles of incorporation of the Company, certified by the Secretary of State of the State of Minnesota, and Certificates of Good Standing from the Secretary of State of the State of Minnesota evidencing the good standing of the Company, Seller and Parent in such jurisdiction, and Certificates of Good Standing from the appropriate officials of the States of Alabama, Georgia, Massachusetts and Pennsylvania evidencing the good standing of the Company in such jurisdictions; and

          (vi) a copy of each of (X) the text of the resolutions adopted by the Board of Directors of Seller and Parent, and the shareholder of Seller if required, authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, and (Y) the bylaws of the Parent and Seller; along with certificates executed on behalf of each of Seller and Parent, respectively, by its corporate secretary certifying to Buyer that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

          (vii) copies of assignments or other transfer documents, in form and substance reasonably satisfactory to Buyer and Parent, evidencing the transfer by Parent to the Company, effective on or prior to the Closing Date, of all Intellectual Property Rights, Software, contracts, outstanding shares of NCS-IPB capital stock and other assets owned or held by or in the name of Parent that are used primarily in the Business;

          (viii) copies of any consents, approvals and authorizations of any third party to contracts between such party and Parent, the Company and/or NCS-IPB relating primarily to the Business (but excluding any contracts individually designated in Section 2.11(a)(iii) and Section 2.07 of the Disclosure Schedule as contracts that will not be transferred to the Company in connection with the transactions contemplated hereby) required in connection with the transactions contemplated by this Agreement; provided, however, that any such consents, approvals and authorizations need not be delivered to Buyer on or prior to the Closing Date if (a) the failure to obtain such consents, approvals and authorizations will not and would not reasonably be expected to have a Material Adverse Effect or (b) the parties shall have agreed to pursue an alternative means of avoiding such Material

     Adverse Effect without obtaining such consents, approvals or authorizations; and

          (ix) a statement from Parent regarding the interest earned on the Deposit Amount.

          6.02  Conditions to Seller's and Parent's Obligation.  The obligation
                ----------------------------------------------
of Seller and Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in ArticleIII shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

          (c) The applicable waiting periods under the HSR Act shall have expired or been terminated, and no Governmental Body shall have taken or threatened in writing any action to require any party to divest itself of any assets in order to consummate the transactions contemplated by this Agreement;

          (d) No action, suit, or proceeding brought by a Governmental Body that is not frivolous shall be pending before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator having jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or require any party to this Agreement to pay material damages as a result of such consummation, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Material Adverse Effect, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect; and

          (e) On the Closing Date, Buyer will have delivered to Seller and Parent all of the following:

           (i) a certificate of the President or a Vice President of Buyer, dated the Closing Date, stating that the conditions set forth in subsections(a) and (b) above have been satisfied; and

          (ii) a copy of each of (X) the text of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, and (Y) the bylaws of the Buyer;

     along with certificates executed on behalf of Buyer by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded.


                                  ARTICLE VII

                                  TERMINATION
                                  -----------

          7.01 Termination.  This Agreement may be terminated at any time prior
               -----------
to the Closing:

          (a) by the mutual consent of Buyer and Parent;

          (b) by Buyer or Parent if the transactions contemplated hereby have not been consummated by December 31, 1996; provided that, neither Buyer nor Parent will be entitled to terminate this Agreement pursuant to this Section7.01(b) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

          7.02 Effect of Termination.  In the event of termination of this
               ---------------------
Agreement by Buyer or Parent as provided in Section7.01, this Agreement shall become void and there shall be no liability on the part of Buyer or Parent, or their respective shareholders, officers, or directors, (i) except with respect to willful breaches of this Agreement prior to the time of such termination and
(ii) except that the Confidentiality Agreement shall survive according to its own terms and conditions and Sections 10.01, 10.02, 10.04 and 10.09 hereof shall survive indefinitely. Parent shall be entitled to retain the Earnest Money Payment in the event of any termination of this Agreement, except as may be expressly otherwise provided in Section 7.03.

          7.03 Earnest Money Payment.  As of the date hereof, Buyer has paid to
               ---------------------
Seller by check the amount of Five Million Dollars ($5,000,000) as an earnest money payment (the "Earnest Money Payment") which funds will earn interest as set forth in the definition of Deposit Amount in Section 1.05. The Deposit Amount is nonrefundable, except in the event of a termination pursuant to
Section 7.01(b) resulting from any reason other than a willful breach of this Agreement by Buyer, in which case the Deposit Amount shall be promptly paid to Buyer by Seller.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS
                             ---------------------

          8.01   Tax Matters.
                 -----------

          (a)(i) Income for Periods through Closing Date.  Parent shall prepare
                 ---------------------------------------
or cause to be prepared and shall file or cause to be filed on a timely basis, for taxable periods of the Company ending on or prior to the Closing Date, all Returns with respect to the Company which are filed on a consolidated or unitary basis with Parent ("Consolidated Returns"). Parent shall prepare or cause to be prepared and shall provide to Buyer at least 20 days before the due date therefor (as extended by any proper extension which Buyer shall cause the Company or NCS-IPB to file at Parent's request), for taxable periods of the Company or NCS-IPB ending on or prior to the Closing Date, all Returns with respect to the Company or NCS-IPB which are not filed on a consolidated or unitary basis with Parent ("Separate Company Returns"). Parent will include the income of the Company or NCS-IPB for all applicable periods ending on or prior to the Closing Date on all such Returns and shall pay or cause to be paid all Taxes shown on all such Returns. Buyer shall review such Separate Company Returns (but shall not change their content without Parent's consent) and shall cause the Company or NCS-IPB to timely file such Separate Company Returns. The income of the Company or NCS-IPB through the Closing Date shall be computed as if its taxable year ended on and included the Closing Date. The Company and NCS-IPB shall provide to Parent such information as may be required for Parent to prepare such Returns. The income of the Company to be included on Returns pursuant to this Section 8.01 shall include any income or gain from the deemed asset sale resulting from the Section 338(h)(10) election provided in Section 1.04.

          (ii) Income for Periods Straddling the Closing Date.  With respect to
               ----------------------------------------------
each jurisdiction in which one Return (a "Full Year Return") for the period from February 1, 1996 to December 31, 1996 will be required (i.e., no Consolidated Return or short-period Separate Company Return may be filed), Parent shall prepare or cause to be prepared and shall provide to Buyer by December 31, 1996 a separate company Return for the Company or NCS-IPB for the short period ending on the Closing Date, on a pro forma basis as if a short-period Separate Company Return were required ("Pro Forma Return"). Pro Forma Returns shall be prepared on the same basis as short-period Separate Company Returns under Section 8.01. Pro Forma Returns shall not be filed, but Parent shall pay to the Company or NCS-IPB the amount of Taxes shown thereon. Buyer shall prepare or cause to be prepared the Full Year Returns, and shall cause the Company or NCS-IPB to timely file the Full Year Returns and pay the amount of Taxes shown thereon.

          (b) Income for Periods After Closing Date.  Buyer shall prepare or
              -------------------------------------
cause to be prepared and shall file or cause to be filed on a timely basis, for all taxable periods of the Company or NCS-IPB beginning on or after the Closing Date, all

Returns with respect to the Company or NCS-IPB, whether filed on a consolidated, unitary or separate company basis, and shall pay or cause to be paid all Taxes shown on such Returns. Parent shall provide to Buyer such information as may be required for Buyer to prepare such Returns. If any such Return includes any income or gain from the deemed asset sale resulting from the Section 338(h)(10) election provided in Section 1.04, then Parent shall reimburse to Buyer the amount of Taxes attributable thereto.

          (c) Control of Audits.  Parent shall have sole control over all audits
              -----------------
and other proceedings which relate to Taxes of the Company or NCS-IPB for any
period that ends on or before the Closing Date.   Buyer shall have sole control
over all audits and other proceedings which relate to Taxes of the Company or
NCS-IPB for any period that begins on or after the Closing Date.   Parent and
Buyer shall cooperate as to any audits or other proceedings which relate to Taxes of the Company or NCS-IPB for any period that straddles the Closing Date.

          (d) Transfer Taxes.  Notwithstanding any other provisions of this
              --------------
Agreement to the contrary, (i) Buyer shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar taxes, if any, required to be paid in connection with the sale of Shares contemplated by this Agreement,
(ii) Seller shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar taxes, if any, required to be paid in connection with the transfer on or prior to the Closing Date by Parent to the Company of the assets referred to in Section 6.01(vii), and (iii) Seller shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar taxes, if any, required to be paid in connection with the deemed asset sale resulting from the Section 338(h)(10) election provided in Section 1.04.

          8.02 Employees and Employee Benefit Matters.
               --------------------------------------

          (a) On or prior to the Closing Date, all of the Employees who are employed by Parent shall become employees of the Company, and, effective as of the Closing, Buyer will cause the Company and NCS-IPB, as the case may be, to continue to employ the Employees on substantially the same terms in effect for such Employees while they were employees of Parent (immediately prior to their transfer to the Company) or NCS-IPB (immediately prior to Closing); provided that no provision of this Agreement shall prohibit the Company or NCS-IPB after the Closing Date from terminating the employment of any Employees.

          (b)(i) Buyer shall not adopt, assume, contribute to or otherwise become a sponsoring employer of any employee pension benefit plan of the Seller or Parent. Seller and Parent shall take such actions as are necessary to provide that the Employees shall cease to be eligible to participate in and accrue benefits under any employee pension benefit plan maintained by Seller or Parent for the Employees as of the Closing Date. There shall be no transfer of assets or liabilities from any employee pension benefit plan of Seller or Parent to any plan of Buyer. Parent shall take such actions as are necessary to fully vest the respective accrued benefits of the

Employees in Parent's Employee Stock Ownership Plan. Parent shall authorize lump sum distributions of vested benefits to the Employees in connection with the transactions under this Agreement from Parent's employee pension benefit plans pursuant to Section 401(k)(10) of the Code and Parent shall permit the Employees who so elect, to make a "direct rollover" of their accounts with Parent to any similar plan of Buyer.

          (ii) Subject to the general requirements of this Section 8.02, Buyer shall be free to establish such employee pension benefit plans as it deems appropriate for the Employees. Buyer shall recognize the Employees' years of service recognized by the Parent, NCS-IPB and the Company for the purpose of determining eligibility, vesting and accrual of benefits under such employee pension benefit plans.

          (iii) Parent shall within a reasonable period of time after the Closing Date take such action as is necessary for it to provide the Employees employed in the Business as of the Closing Date with a partial year matching contribution under Parent's 401(k) Profit Sharing Plan without regard to the plan's "last day requirement" in such amount and in such manner as is reasonably determined by Parent.

          (iv) Parent shall be responsible for any payments under the bonus arrangements with the Employees entered into in connection with the transactions contemplated by this Agreement, which arrangements are listed in Section 2.14 of the Disclosure Schedule referencing Employee bonus arrangements.

          (c)(i) Buyer shall not adopt, assume, contribute to or otherwise become a sponsoring employer of any employee welfare benefit plan of Parent. Parent's plans shall be responsible for claims incurred on or before the Closing Date but shall not be responsible for any claims incurred after the Closing Date. There shall be no transfer of assets or liabilities from any employee welfare benefit plan of Parent to any plan of Buyer.

          (ii) Notwithstanding any eligibility provision that may be generally effective for new employees of Buyer, effective immediately after the Closing Date, each Employee, spouse or dependent shall be eligible to be covered by a group health plan (as such term is defined in Sections 601 et. seq. of ERISA) which exists or which shall be created by Buyer for this purpose on terms and conditions which are substantially equivalent to the terms and conditions applicable to other, similarly situated, employees of Buyer. Such group health plan shall not contain any exclusion or limitation with respect to any preexisting condition (as that term is used in Section 602(2)(D) of ERISA) of any Employee, spouse or dependent.

          (iii) Notwithstanding any eligibility provision that may be generally effective for new employees of Buyer, effective immediately after the Closing Date, each Employee, spouse or dependent shall be eligible to be covered by a group life insurance plan which exists or which shall be created by Buyer for this purpose on terms and conditions which are substantially equivalent to the terms and conditions applicable to other, similarly situated, employees of Buyer. Such group life insurance plan shall not contain any exclusion or limitation with respect to any preexisting condition of any Employee, spouse or dependent.

          (iv) Buyer shall cause the Company to preserve, and provide all Employees with, all accrued vacation and accrued sick time that each such Employee has earned as an employee of Parent, the Company and NCS-IPB as of the Closing Date.

          (v) Subject to the general requirements of this Section 8.02(c) and the foregoing requirements regarding group health and life plans, Buyer shall be free to establish such employee welfare benefit plans as it deems appropriate for the Employees. Buyer shall recognize any prior service with Parent, the Company and NCS-IPB for the purpose of determining eligibility, vesting and accrual of benefits under such employee welfare benefit plans. Buyer shall recognize the Employees' years of service recognized by the Parent, NCS-IPB and the Company for the purpose of determining eligibility, vesting and accrual of benefits under such employee welfare benefit plans.

          8.03  Insurance.  The parties acknowledge that both Parent and Buyer
                ---------
maintain centralized insurance programs for their respective affiliated groups. Parent and Buyer shall cooperate with each other, taking into account the extent to which their respective policies are "occurrence" or "claims made" policies, in order to maintain appropriate insurance coverage for the Business without any lapses in coverage caused by the sale of Shares contemplated hereby. Parent and Buyer shall cooperate with each other in the handling of insurance claims relating to the Business that straddle the Closing Date.

          8.04  Cash Management.  The parties acknowledge that the cash
                ---------------
generated by and used in the Business (other than the cash of NCS-IPB) is swept out of or funded into the Business, as the case may be, by Parent on a daily basis. The parties also acknowledge that both Parent and Buyer maintain centralized cash management programs for their respective affiliated groups. To the fullest extent practicable, Parent shall cause all intercompany receivables and payables involving the Business to be satisfied by Closing. Parent and Buyer shall cooperate with each other in order to transfer cash management functions for the Business from Parent to Buyer on or as soon as is reasonably practical after the Closing Date. To the extent that such transfer is not completed on the Closing Date, Parent and Buyer shall cooperate with each other in order to maintain appropriate funding for the Business during a reasonable transition period and to fairly allocate the receipts and disbursements of the Business between Parent and Buyer.

          8.05  Names.  On or promptly after the Closing Date, Buyer shall cause
                -----
both the Company and IPB to change their corporate names to names that do not include "NCS", "National Computer Systems" or any substantially similar letters or word. As soon as is reasonably practicable after the Closing Date, Buyer shall change its use of and abandon any registered or pending trademarks, service marks or other names of the Company's Business, and all other names, product designations and the like, which contain "NCS" or "National Computer Systems" to a mark or name that does not include such letters or words or any substantially similar letters or words, except for any use that is permitted pursuant to the terms of a pre-existing written marketing agreement with Parent dated December 31, 1990. Notwithstanding any other provision of this Agreement, after the Closing Date, the Company, NCS-IPB and Buyer shall neither use nor have any right to use the letters "NCS," the name "National Computer Systems," any logo of Parent, or any substantially similar letters, word or logo in any corporate, business or product name (whether or not combined with any other letters, word or logo) or for any other purpose except to the extent reasonably necessary to describe the transactions contemplated by this Agreement, to implement the terms of this Agreement, or, for a period not to exceed 90 days after the Closing Date, to use up existing quantities of sales and marketing materials and similar items.

          8.06 Other Transition Matters.  After the Closing Date, Parent and
               ------------------------
Seller shall fully cooperate to transfer to Buyer the full ownership, control and enjoyment of the Business, and shall promptly deliver to Buyer all documents and other items received by Parent or Seller or found to be in their possession that pertain primarily to the Business. For a period of 90 days after the Closing Date, Parent shall continue to provide accounting and other certain transitional administrative support to the Business, consistent with past practices, as is reasonably requested by Buyer, and Parent and Buyer shall fully cooperate to transition such functions to the Company, NCS-IPB and Buyer as quickly as is reasonably practical. If such transition is not completed within such period for reasons other than Buyer's fault, then Parent shall in good faith negotiate a reasonable extension of such transition period solely for purposes of allowing Buyer, the Company and NCS-IPB continued use of the Parent's Access accounting system. Parent will cooperate with Buyer and provide such reasonable assistance as Buyer may request in connection with the audit of the financial statements of the Business that will be required for Buyer's Form 8-K filing with respect to its purchase of the Shares pursuant to this Agreement.

          8.07 Books and Records.  After the Closing Date, Parent and Seller, on
               -----------------
the one hand, and Buyer, the Company and NCS-IPB, on the other hand, shall retain all accounting, tax, payroll and similar books and records pertaining to the Business for a period of at least seven years after the annual period to which they relate, and shall provide access to such books and records and related information to the other party and its representatives, and allow them to make copies thereof and extracts therefrom, upon their reasonable request and at their expense. Such access shall be provided during normal business hours, and the requesting party shall in good faith attempt to minimize any disruption to the other party's business. Parent shall provide the Company with any personnel records (and Parent shall retain copies thereof) of Employees of the Business not located at the offices of the Business.

          8.08  Confidentiality.  After the Closing Date (for a period of five
                ---------------
years with respect to all confidential or proprietary property, knowledge or information of the Business other than proprietary Software and for a period of seven years with respect to proprietary Software of the Business), Parent and Seller shall not, directly or indirectly, (a) communicate, publish or otherwise disclose to any person or entity, or use for the benefit of any person or entity, any confidential or proprietary property, knowledge or information of the Business or proprietary Software of the Business, no matter when or how such knowledge or information was obtained, or (b) use or refer to any such confidential or proprietary property, knowledge or information for any purpose including without limitation the purpose of developing, marketing or selling any Software that is competitive with any proprietary Software of the Business. The preceding restrictions on confidential or proprietary property, knowledge, information or Software shall not include any information that is generally known or is available to the public, nor shall it include any trade secrets, know-how, property, knowledge or information of Parent that are applicable to any other business of Parent or any other confidential or proprietary property, knowledge or information of Parent that does not pertain primarily to the Business. Notwithstanding the foregoing, Buyer acknowledges that Parent has the right to use the general know how and proprietary information possessed by Parent in the data collection storage and retrieval businesses, and such use is not in any way restricted as a result of the transfer of the OpTrieve products of the Business and the provisions of this Section 8.08.

          8.09  Additional Consents.  After the Closing Date, Parent shall use
                -------------------
reasonable efforts to obtain all third party consents, approvals and authorizations referred to in Section 6.01(e)(viii) that have not been obtained on or prior to the Closing Date and shall deliver copies to Buyer, and Parent agrees to indemnify and hold harmless Buyer, the Company and NCS-IPB against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) resulting from Parent's failure to obtain such consents, approvals and authorizations on or prior to the Closing Date. In connection with Parent's efforts to satisfy the closing conditions set forth in Sections 6.01(e)(vii) and
(viii) and its obligations to obtain consents, approvals and authorizations pursuant to this Section 8.09, Buyer and its affiliates will cooperate with Parent and shall, to the extent reasonably practicable, provide appropriate guarantees of the Company or its affiliates in order to facilitate the receipt of any required consents, approvals or authorizations and to replace existing Parent guarantees (including, without limitation, the Parent guarantees referred to in Section 2.11(a)(v) of the Disclosure Schedule).

          8.10  Further Assurances.  After the Closing Date, at any party's
                ------------------
request and without further consideration but at the expense of the requesting party, the other party or parties shall promptly execute and deliver all such further agreements and documents and perform such further actions as the requesting party reasonably requests, in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.


                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION
                           -------------------------

          9.01 Survival of Representations and Warranties.  Notwithstanding any
               ------------------------------------------
investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in ArticleII and
Article III hereof shall survive the Closing for a period of 12 months following the Closing Date and thereafter shall terminate.

          9.02 Indemnification by Parent.  (a)  Subject to the limitations of
               -------------------------
Section 9.02(b), Parent agrees to indemnify in full Buyer, the Company, NCS-IPB and their officers, directors, employees, agents and shareholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Buyer Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i)any misrepresentation in any of the representations and warranties of Parent contained in this Agreement,
(ii) any breach of, or failure to perform, any agreement of Seller or Parent contained in this Agreement required to be performed on or before the Closing Date, or (iii) any deficiency or adjustment for Taxes and related interest, penalties or expenses assessed against or imposed upon Buyer, the Company or NCS-IPB (or any successor or affiliate of the Company or NCS-IPB), (X) with respect to the Business during any period ending on or before the Closing Date,
(Y) for or with respect to any income or gain from the deemed asset sale resulting from the Section 338(h)(10) election provided in Section 1.04, or (Z) any deficiency or adjustment for taxes assessed against or imposed upon Buyer or the Company (or any successor or affiliate of the Company) resulting from the fact that the Company (or any predecessor of the Company) was a member of an affiliated group at any time on or before the Closing Date whether such deficiency or adjustment arises under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise.

          (b) Parent shall be liable to the Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Parent written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the 12-month anniversary of the Closing Date; (ii) only if the aggregate amount of all Buyer Losses exceeds $1,000,000 (the "Basket Amount"), in which case Parent shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount; and (iii) provided that notwithstanding anything herein to the contrary, the maximum aggregate liability of Parent under this Article IX shall not exceed an amount equal to 25% of the Purchase Price (the "Cap Amount").

          9.03 Indemnification by Buyer.  (a) Subject to the limitations of
               ------------------------
Section 9.03(b), Buyer agrees to indemnify in full Parent and Seller, and their officers, directors, employees, agents and shareholders (collectively, the "NCS Indemnified Parties") and hold them harmless against any losses ("NCS Losses") which any of the NCS Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement, or (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement required to be performed on or before the Closing Date.

          (b) Buyer shall be liable to the NCS Indemnified Parties for any NCS Losses (i) only if Parent or another NCS Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of NCS Losses related to such claim or claims prior to the six month anniversary of the Closing Date.

          9.04 Method of Asserting Claims.  As used herein, an "Indemnified
               --------------------------
Party" shall refer to a "Buyer Indemnified Party" or "NCS Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Buyer Losses or NCS Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Buyer Loss or an NCS Loss unless the Notifying Party reasonably determines, on the written advice of counsel, that the Indemnifying Party, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld.

          (b) After the Closing, the rights set forth in this Article IX shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement except for breaches of any covenants contained in Article VIII, Section 1.04 and
Section 10.2 required to be performed after the Closing Date. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud, intentional misrepresentation or intentional breach of an obligation of or with respect to any party in connection with this Agreement and the limitations set forth in this Article IX shall not apply thereto. The time limits set forth in Sections 9.01, 9.02(b) and 9.03(b), the Basket Amount and the Cap Amount shall not apply in the case of any indemnification relating to title to the Shares. The time limits set forth in Sections 9.01, 9.02(b) and 9.03(b), the Basket Amount and the Cap Amount shall not apply in the case of any indemnification relating to Taxes, and such indemnification obligations shall survive until any claim, action or suit relating to Taxes is barred by the applicable statutes of limitations.

          (c) Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.


                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

          10.01  Press Releases and Announcements.  No party hereto shall
                 --------------------------------
issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other parties hereto, except as may be necessary to comply with applicable Requirements of Laws, including securities laws. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other parties prior to making such disclosure, and the parties shall act in good faith to agree upon a text for such disclosure which is satisfactory to all parties.

          10.02  Expenses.  Except as otherwise expressly provided for herein,
                 --------
Seller, Parent and Buyer will pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

          10.03  Amendment and Waiver.  This Agreement may not be amended or
                 --------------------
waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

          10.04   Notices.  All notices, demands and other communications to
                  -------
be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer, Parent and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                         with a copy to:
- ----------------                          --------------

SunGard Data Systems Inc.                 Blank, Rome, Comisky & McCauley
1285 Drummers Lane, Suite 300             1100 Four Penn Center Plaza
Wayne, Pennsylvania 19087                 Philadelphia, Pennsylvania 19103
Attention:  Lawrence A. Gross             Attention: Fred Blume
            Vice President and            Telephone: (215) 569-5512
            General Counsel               Fax: (215) 569-5555
Telephone: (610) 341-8896
Fax:  (610) 341-8115

Notices to Seller and Parent:             with a copy to:
- ----------------------------              --------------

National Computer System, Inc.            Dorsey & Whitney LLP
11000 Prairie Lakes Drive                 220 South Sixth Street
Eden Prairie, Minnesota  55344            Minneapolis, Minnesota  55402
Attention:  Michael C. Brewer             Attention:  Michael Trucano
            Vice President and            Telephone: (612) 340-2673
            General Counsel               Fax: (612) 340-8738
Telephone: (612) 829-3120
Fax: (612) 829-3066

          10.05   Assignment. This Agreement and all of the provisions hereof
                  ----------
will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

          10.06   Severability. Whenever possible, each provision of this
                  ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          10.07   Complete Agreement. This Agreement, the Disclosure Schedule
                  ------------------
and the Confidentiality Agreement contain the complete agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          10.08   Counterparts. This Agreement may be executed in one or more
                  ------------
counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

          10.09   Governing Law; Venue. The internal law, without regard to
                  --------------------
conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any action relating to or arising out of this Agreement shall be brought in a court of competent jurisdiction in the State of Minnesota or the Commonwealth of Pennsylvania.

          10.10   Effect of Headings. The subject headings of the articles,
                  ------------------
sections and paragraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of their provisions.

          IN WITNESS WHEREOF, Buyer, Parent and Seller have executed this Agreement as of the date set forth in the first paragraph.

                             SUNGARD DATA SYSTEMS INC.


                             By /s/ Richard C. Tarbox
                               --------------------------------------------
                               Its Vice President - Corporate Development
                                  -----------------------------------------


                             NATIONAL COMPUTER SYSTEMS, INC.


                             By /s/ Russell A. Gullotti
                               ---------------------------------------------
                                Russell A. Gullotti
                                Chairman, President and
                                 Chief Executive Officer



                             NCS HOLDINGS, INC.


                             By /s/ Jeffrey W. Taylor
                               ---------------------------------------------
                               Its President
                                  ------------------------------------------

                                   SCHEDULES
                                      TO
                       STOCK PURCHASE AND SALE AGREEMENT



Schedule                      Description
- --------                      -----------

  2.01                  Incorporation and Corporate Power
  2.03                  No Conflict
  2.04                  Consents
  2.05                  Subsidiaries
  2.06                  Common Stock and Other Securities; Corporate Records
  2.07                  Financial Statements
  2.08                  Material Adverse Effect
  2.09                  Real Properties
  2.10                  Tax Matters
  2.11                  Contracts and Commitments
  2.12                  Intellectual Property Rights
  2.13                  Litigation
  2.14                  Employee Benefit Plans
  3.03                  Incorporation and Corporate Power
  4.01                  Conduct of the Business

- --------------------------------------------------------------------------------


           THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF
              ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.